As filed with the Securities and Exchange Commission on July 21, 2016

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

SYNTA PHARMACEUTICALS CORP.

(Exact Name of Registrant as Specified in Its Charter)

125 Hartwell Avenue
Delaware	Lexington, Massachusetts 02421	04-3508648
(State or Other Jurisdiction	(Address, Including Zip Code, of	(I.R.S. Employer
of Incorporation or Organization)	Principal Executive Offices)	Identification No.)

SYNTA PHARMACEUTICALS CORP. AMENDED 2015 STOCK PLAN
(Full Title of the Plan)

Chen Schor

Chief Executive Officer and President
Synta Pharmaceuticals Corp.
125 Hartwell Avenue
Lexington, Massachusetts 02421

(781) 274-8200
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value	40,000,000	(1)	$0.27	(2)	$10,800,000	(2)	$1,087.56

(1)

Consists of shares of common stock, par value $0.0001 per share (“Common Stock”), of Synta Pharmaceuticals Corp. (the “Registrant”), which may be sold upon the exercise of options or issuance of stock awards which may hereafter be granted under the Synta Pharmaceuticals Corp. Amended 2015 Stock Plan (the “2015 Plan”). The maximum number of shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the 2015 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2015 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable upon the operation of any such anti-dilution and other provisions of the 2015 Plan.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act based on the average of the high and low sale prices per share of the Common Stock on The NASDAQ Capital Market as of a date (July 18, 2016) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Form S-8 Registration Statement is filed to register an additional 40,000,000 shares of Synta Pharmaceuticals Corp. (the “Registrant”) common stock reserved under the Synta Pharmaceuticals Corp. Amended 2015 Stock Plan.  This Form S-8 Registration Statement registers additional securities of the same class as other securities of the Registrant for which the registration statement filed on Form S-8 (SEC File No. 333-206128) of the Registrant is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-206128) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.  The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts on July 21, 2016.

SYNTA PHARMACEUTICALS CORP.

By	/s/ Chen Schor
Chen Schor
Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Chen Schor and Marc R. Schneebaum, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Synta Pharmaceuticals Corp. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHEN SCHOR	Chief Executive Officer	July 21, 2016
Chen Schor	and President and Director
(principal executive officer)

/s/ MARC R. SCHNEEBAUM	Senior Vice President,	July 21, 2016
Marc R. Schneebaum	Chief Financial Officer
(principal financial and
accounting officer)

/s/ KEITH R. GOLLUST	Chairman of the Board	July 21, 2016
Keith R. Gollust

/s/ BRUCE KOVNER	Director	July 21, 2016
Bruce Kovner

/s/ DONALD W. KUFE, M.D.	Director	July 21, 2016
Donald W. Kufe, M.D.

/s/ SCOTT MORENSTEIN	Director	July 21, 2016
Scott Morenstein

/s/ WILLIAM S. REARDON, C.P.A.	Director	July 21, 2016
William S. Reardon, C.P.A.

/s/ ROBERT N. WILSON	Director	July 21, 2016
Robert N. Wilson

INDEX OF EXHIBITS

Exhibit Number	Description
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2*	Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1

The Registrant’s Amended 2015 Stock Plan (filed as Annex D to the Registrant’s Definitive Proxy Statement on Schedule 14A filed June 8, 2016 (File No. 001-33277), and incorporated herein by reference).

*                 Filed herewith.